Exhibit 99.1

For further information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

Universal Logistics Holdings, Inc. Reports 2016 Financial Results

Warren, MI – February 23, 2017 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported 2016 consolidated net income of $24.2 million, or $0.85 per basic and diluted share, on total operating revenue of $1.07 billion.  Net income in the fourth quarter of 2016 totaled $2.7 million, or $0.10 per basic and diluted share, on total operating revenue of $264.1 million.  This compares to $9.3 million of net income on total operating revenue of $286.0 million in the fourth quarter of 2015.

Operating revenues from transportation services in the fourth quarter of 2016 decreased 13.8% to $153.0 million compared to the same period last year.  The $24.5 million decrease reflects a 6.1% year-over-year decline in average operating revenues per load, excluding fuel surcharges, a 3.1% decrease in the number of loads hauled, and $2.0 million of lower fuel surcharges.  Top line revenues in Universal’s value-added services increased 7.0% to $76.5 million; however, the increase was muted by a decline in operations supporting heavy-truck.  Value-added revenues in heavy-truck fell by 38.2% during the quarter, while revenues in other industries serviced by Universal grew by 13.7%. Revenues from intermodal services declined 6.5% to $34.6 million in the fourth quarter of 2016.  In addition to a $0.7 million decline in depot services, the decrease in intermodal services reflects a 3.0% decrease in the number of loads hauled during the quarter and a $1.0 million decrease in fuel surcharges.  Intermodal’s average operating revenues per load, excluding fuel surcharges, remained relatively flat.

Revenues from operations included in Universal’s transportation segment, which is primarily comprised of truckload and intermodal services, decreased $18.6 million, or 10.4%, to $160.0 million in the quarter from $178.6 million one year earlier.  Revenues in the logistics segment, which includes value-added and dedicated transportation services, decreased $3.2 million, or 3.0%, to $104.1 million in the quarter, and included a $10.8 million decline in heavy-truck.

Consolidated income from operations during the fourth quarter of 2016 decreased $12.7 million to $5.8 million, compared to $18.5 million one year earlier.  Persistent industry-wide headwinds negatively impacted results during the period, where Universal’s combined transportation and intermodal revenues fell by $26.9 million. Fourth quarter results were also compressed due to $2.7 million of lower operating income attributable to heavy-truck operations, a $1.2 million charge to bad debt expense for a customer-related bankruptcy and $0.5 million in losses on the sale of used revenue equipment.  Expressed as a percentage of operating revenue, income from operations decreased to 2.2% in the fourth quarter of 2016, compared to 6.5% in the same period last year.

“Our model is strong,” stated Jeff Rogers, Universal’s Chief Executive Officer. “We endured a difficult environment all year, and the fourth quarter was no exception.  Our unique position servicing heavy industrial customers subjects us to volatility when those end-markets are depressed; however, it also provides us great upside potential when those markets recover.  Universal’s 2016 results did not meet our expectations, but our strategy remains the same: Simplify, Focus and Execute.  We have undergone quite a transformation over the past few years; streamlining and rebranding our operating subsidiaries, staying focused on margins and controlling costs. Now, it is time to execute.  I believe in Universal’s business model and remain confident that we are well positioned for the years ahead.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, in order to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of December 31, 2016, Universal held $1.8 million in cash and cash equivalents and marketable securities totaling $14.4 million.  Net outstanding debt at year end was $261.3 million and fourth quarter capital expenditures totaled $18.7 million.

Universal Logistics Holdings, Inc. also announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on March 6, 2017 and is expected to be paid on March 16, 2017.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, Chief Executive Officer,  Jude Beres, Chief Financial Officer, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s fourth quarter 2016 financial performance, the demand outlook in our key markets and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM EST
Date:	Friday, February 24, 2017
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	54192791

A replay of the conference call will be available beginning two hours after the call through March 24, 2017, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 54192791. The call will also be available on investors.universallogistics.com.

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements.  These statements identify prospective information.  Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described.  Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating revenues:
Transportation services	$152,957	$177,466	$629,192	$696,134
Value-added services	76,509	71,535	302,225	285,258
Intermodal services	34,585	36,990	141,334	147,381
Total operating revenues	264,051	285,991	1,072,751	1,128,773
Operating expenses:
Purchased transportation and equipment rent	124,266	139,706	509,775	567,558
Direct personnel and related benefits	68,044	61,279	262,659	220,653
Commission expense	7,682	9,832	32,350	37,844
Operating expense	24,147	26,899	96,612	108,523
Occupancy expense	8,151	6,831	31,923	27,004
Selling, general and administrative	11,850	9,786	38,426	37,510
Insurance and claims	4,117	4,770	17,724	21,413
Depreciation and amortization	9,945	8,424	36,702	34,873
Total operating expenses	258,202	267,527	1,026,171	1,055,378
Income from operations	5,849	18,464	46,580	73,395
Interest expense, net	(1,953)	(3,359)	(8,109)	(9,180)
Other non-operating income (expense)	514	(17)	934	790
Income before provision for income taxes	4,410	15,088	39,405	65,005
Provision for income taxes	1,687	5,782	15,161	25,004
Net income	$2,723	$9,306	$24,244	$40,001

Earnings per common share:
Basic	$0.10	$0.33	$0.85	$1.37
Diluted	$0.10	$0.33	$0.85	$1.37

Weighted average number of common shares outstanding:
Basic	28,415	28,380	28,411	29,233
Diluted	28,415	28,382	28,411	29,235

Dividends declared per common share	$0.07	$0.07	$0.28	$0.28

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$1,755	$12,930
Marketable securities	14,359	13,431
Accounts receivable - net	144,712	141,275
Other current assets	46,625	35,204
Total current assets	207,451	202,840
Property and equipment - net	246,277	177,189
Other long-term assets - net	116,729	123,126
Total assets	$570,457	$503,155

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$109,961	$91,700
Debt - net	261,267	233,414
Capital lease obligations	192	1,981
Other long-term liabilities	51,305	44,979
Total liabilities	422,725	372,074
Total shareholders' equity	147,732	131,081
Total liabilities and shareholders' equity	$570,457	$503,155

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Transportation Services:
Average operating revenues per loaded mile (a)	$2.45	$2.61	$2.42	$2.69
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.29	$2.44	$2.27	$2.47
Average operating revenues per load (a)	$935	$1,023	$916	$1,028
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$873	$956	$860	$945
Average length of haul (a) (b)	381	392	379	382
Number of loads (a)	144,704	149,386	606,041	602,739

Value Added Services:
Number of facilities (c)
Customer provided	18	17	18	17
Company leased	29	32	29	32
Total	47	49	47	49

Intermodal Services:
Drayage (in thousands)	$32,409	$34,000	$131,888	$135,062
Domestic Intermodal (in thousands)	365	469	1,620	2,108
Depot (in thousands)	1,811	2,521	7,826	10,211
Total (in thousands)	$34,585	$36,990	$141,334	$147,381

Average operating revenues per loaded mile	$6.23	$5.42	$5.77	$5.46
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable	$5.54	$4.69	$5.16	$4.62
Average operating revenues per load	$393	$399	$394	$410
Average operating revenues per load, excluding fuel surcharges, where separately identifiable	$349	$346	$352	$347
Number of loads	82,566	85,140	335,129	329,426
Number of container yards	11	10	11	10

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.

(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes storage yards, terminals and office facilities.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Average Headcount:
Employees	5,828	4,396	5,573	4,397
Full time equivalents	2,497	1,844	2,172	1,606
Total	8,325	6,240	7,745	6,003

Average number of tractors:
Provided by owner-operators	3,083	3,293	3,136	3,298
Owned	1,279	766	1,183	811
Third party lease	24	41	16	33
Total	4,386	4,100	4,335	4,142

Operating Revenues by Segment:
Transportation	$160,008	$178,554	$656,496	$721,437
Logistics	104,052	107,230	414,948	406,822
Other	(9)	207	1,307	514
	$264,051	$285,991	$1,072,751	$1,128,773

Income from Operations by Segment:
Transportation	$5,015	$5,080	$22,399	$28,683
Logistics	3,136	12,222	27,653	43,848
Other	(2,302)	1,162	(3,472)	864
	$5,849	$18,464	$46,580	$73,395

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	( in thousands)		( in thousands)
EBITDA
Net income	$2,723	$9,306	$24,244	$40,001
Provision for income taxes	1,687	5,782	15,161	25,004
Interest expense, net	1,953	3,359	8,109	9,180
Depreciation and amortization	9,945	8,424	36,702	34,873
EBITDA	$16,308	$26,871	$84,216	$109,058

EBITDA margin (a)	6.2%	9.4%	7.9%	9.7%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.